Exhibit 99.1

Diplomat Announces 4th Quarter and 2014 Year End Financial Results; Provides Initial 2015 Guidance

4th Quarter Revenue Increased 49%, Net Loss improved from $(32.6) million to $(3.1) million, Adjusted EBITDA Increased 81%

Full Year Revenue Increased 46%, Net Loss improved from $(26.1) million to Net Income of $4.8 million, Adjusted EBITDA Increased 85%

FLINT, Mich., March 2, 2015 /PRNewswire/ —  Click here for additional information on the earnings results.

Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter and year ended December 31, 2014. All comparisons, unless otherwise noted, are to the quarter or year ended December 31, 2013.

Fourth Quarter 2014 Highlights include:

•                  Revenue of $612 million, an increase of 49%

•                  Total prescriptions dispensed of 208,000, an increase of 11%

•                  Gross margin of 6.7% versus 6.1%

•                  Adjusted EBITDA of $10.5 million, an increase of 81%

Full Year 2014 Highlights include:

•                  Revenue of $2,215 million, an increase of 46%

•                  Total prescriptions dispensed of 797,000, an increase of 10%

•                  Gross margin of 6.3% versus 5.9%

•                  Adjusted EBITDA of $35.2 million, an increase of 85%

•                  Debt-free balance sheet following use of IPO proceeds

Phil Hagerman, Chairman and CEO of Diplomat, commented, “2014 proved to be a very successful year for Diplomat as we continued to execute on our growth strategy.  We produced strong financial results and continued our above-industry growth. During the year, we won access to numerous limited distribution drug panels, we improved our mix of specialty drugs, and expanded both our gross profit and EBITDA margins. Our specialty infusion platform showed momentum in 2014 and with the recent announcement of our agreement to acquire BioRx, Diplomat will become one of the largest specialty infusion providers in the U.S. I believe the macro trends in the industry are very favorable to Diplomat and with our broad product offerings and high touch service model, we are well positioned to continue to benefit from those strong trends in 2015.”

Fourth Quarter Financial Summary:

Revenue for the fourth quarter of 2014 was $612.1 million, compared to $412.0 million in the fourth quarter of 2013, an increase of 49%. The increase was the result of approximately $100 million of revenue from drugs that were new to the market or newly dispensed by Diplomat, approximately $30 million attributed to our recent acquisitions, and approximately $19 million from additional prescription volume of drugs that we dispensed a year ago, while holding price and mix constant.  The remaining increase is primarily attributable to a richer mix of high-priced drugs, the impact of manufacturer price increases and payor mix changes.

Gross profit in the fourth quarter of 2014 was $40.9 million, compared to $25.3 million in the fourth quarter of 2013 and generated gross margin of 6.7% compared to 6.1%. The gross margin improvement in the quarter was driven by drug mix changes, including the impact of our recent acquisitions, and continued favorable pricing trends.

Selling, general, and administrative expenses (“SG&A”) for the fourth quarter of 2014 was $42.2 million compared to $22.6 million in the fourth quarter of 2013. As a percentage of revenue, SG&A accounted for 6.9% of total revenues compared to 5.5% in the year ago period. Of this increase, $5.5 million relates to expenses associated with the contingent earnouts we expect to pay for our two recent acquisitions, as their respective revenue and gross profit contributions have outperformed the performance targets to date.  The remaining increase as a percentage of revenue is attributable to an increased mix of more labor-intensive drugs, expenses associated with our continued information technology investments and new costs associated with being a public company.

Net loss allocable to common shareholders for the fourth quarter of 2014 was ($3.1) million, or $(0.06) per basic/diluted common share, compared to a loss of ($32.6) million, or $(0.98) per basic/diluted common share for the fourth quarter of 2013.  Diluted pro forma non-GAAP Adjusted EPS (“Adjusted EPS”) was $0.08 in the fourth quarter of this year and $(1.02) in the fourth quarter of 2013. Our weighted average common shares outstanding in the fourth quarter of 2014 were significantly impacted by our IPO on October 9, 2014, as all pre-IPO common and preferred shares converted to a single class of common stock upon the IPO, and we also issued 11.0 million new shares of common stock in the IPO.

Adjusted EBITDA for the fourth quarter of 2014 was $10.5 million versus $5.8 million in the fourth quarter of 2013, an increase of 81%.

Full Year 2014 Financial Results

Revenue for 2014 was $2.2 billion, compared to $1.5 billion in 2013, an increase of $700 million, or 46%. The increase was the result of approximately $315 million of revenue from drugs that were new to the market or newly dispensed by Diplomat, approximately $118 million from additional prescription volume of drugs that we dispensed a year ago, while holding price and mix constant, and approximately $74 million attributed to our recent acquisitions.  The remaining increase is primarily attributable to a richer mix of high-priced drugs, the impact of manufacturer price increases and payor mix changes.

Gross profit in 2014 was $140.1 million, compared to $89.0 million in 2013 and generated gross margin of 6.3% compared to 5.9%. The gross margin improvement in the year was driven by drug mix changes, including the impact of our recent acquisitions, and continued favorable pricing trends.

SG&A expense for 2014 was $127.6 million compared to $77.9 million in 2013. As a percentage of revenue, SG&A accounted for 5.8% of total revenues compared to 5.1% in the year ago period. Of this increase, $7.2 million relates to acquisition-related costs, including $6.1 million in expense associated with the contingent earnouts we expect to pay for our two recent acquisitions, as their respective revenue and gross profit contributions have outperformed the performance targets to date.  The remaining increase as a percentage of revenue is attributable to an increased mix of more labor-intensive drugs, expenses associated with our continued information technology investments, and new costs associated with both becoming and being a public company.

Net income allocable to common shareholders for the year was $4.3 million, or $0.12 per common share, compared to a loss of ($26.1) million, or $(0.79) per common share in 2013.  On a diluted basis, we had net income per common share of $0.11 in 2014, compared to $(0.79) per common share in 2013.  Adjusted EPS was $0.49 in 2014 and $(0.88) in 2013. As noted above, our weighted average common shares outstanding in 2014 was impacted by our IPO.

Adjusted EBITDA for 2014 was $35.2 million versus $19.0 million in 2013, an increase of 85%.

As of December 31, 2014, we had cash and cash equivalents of $18.0 million, compared to $9.1 million at December 31, 2013, and no outstanding debt. Our October 2014 IPO resulted in $130.4 million of net proceeds.

2015 Financial Outlook

For the full-year 2015, we expect revenue between $2.8 and $3.1 billion, net income between $12 and $14million, Adjusted EBITDA between $63 and $67 million, and Adjusted EPS between $0.47 and $0.50. Our Adjusted EPS expectations assume 59,000,000 weighted average common shares outstanding throughout 2015, which could differ materially.  All of these metrics include contribution from BioRx pursuant to the recently announced definitive agreement to acquire all of the outstanding equity interests of BioRx, assuming a March 31, 2015 closing date.  We expect to continue to have occasional quarterly seasonality in our cost of goods sold, and therefore similar seasonality in our quarterly profitability and gross margins.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its fourth quarter and 2014 performance this evening, March 2, 2015, at 5:00 p.m. Eastern Time. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers), and referencing participant code 83293727 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of the Company’s website and an audio file of the call will also be archived for 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states. Headquartered in Flint, Michigan, the Company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, HIV, specialized infusion therapy and many other serious or long-term conditions. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.” Today, that tradition continues — always focused on improving patient care and clinical adherence. For more information visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

Non-GAAP Information

Adjusted EPS adds back the impact of all amortization of intangible assets, net of pro forma tax. Amortization of intangible assets arises from the acquisition of intangible assets in connection with our business acquisitions. We exclude amortization of intangible assets from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.  Adjusted EPS also adds back, net of pro forma taxes, the non-cash impairment of a non-consolidated entity and the change in contingent consideration related to our recent acquisitions.  We present this non-GAAP measure on a pro forma basis solely related to our change in income tax status in early 2014 from an S corporation to a C corporation, and give effect to our election to be a C corporation as if that decision was made effective January 1, 2013.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, restructuring and impairment charges, equity loss and impairment of non-consolidated entities, and certain other items that we do not consider indicative of our ongoing operating performance (which items are itemized below in the reconciliation to net income (loss)). We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance. We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance. They are also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies. Further, we believe they assist us, as well as investors, in comparing performance from period to period on a consistent basis. Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  Further, other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics. A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss) can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, Adjusted EBITDA, net income (loss), market share, the performance of acquisitions and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions; our ability to complete the acquisition of BioRx on a timely basis or at all, and to recognize the expected benefits therefrom; and the additional factors set forth in “Risk Factors” in Diplomat’s prospectus dated October 9, 2014 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
Bob East, Westwicke Partners
443-213-0500 | Diplomat@westwicke.com

MEDIA CONTACT:

Jenny Cretu, Diplomat
810.768.9370 | jcretu@diplomat.is

Diplomat Pharmacy, Inc.

Consolidated Balance Sheets

	December 31,
	2014	2013
	(dollars in thousands, except par values)
Assets
Current assets:
Cash and cash equivalents	$17,957	$9,109
Accounts receivable, net	158,450	110,294
Inventories	110,683	56,454
Deferred income taxes	1,813	—
Prepaid expenses and other current assets	2,183	1,924
Total current assets	291,086	177,781
Property and equipment, net	13,150	12,378
Capitalized software for internal use, net	13,236	6,564
Goodwill	23,148	1,537
Intangible assets, net	44,973	7,100
Investment in non-consolidated entities	3,500	5,577
Other noncurrent assets	993	840
Total assets	$390,086	$211,777
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$202,495	$142,353
Borrowings on line of credit	—	62,622
Short-term debt, including current portion of long-term debt	—	6,693
Accrued expenses:
Contingent consideration	6,282	650
Compensation and benefits	2,257	2,703
Other	4,394	1,646
Total current liabilities	215,428	216,667
Long-term debt, less current portion	—	18,849
Contingent consideration, less current portion	5,409	650
Deferred income taxes	518	—
Other noncurrent liabilities	4	23
Mandatorily redeemable common shares, $1.00 par value; 3,187,500 shares outstanding at December 31, 2013	—	53,370
Total liabilities	221,359	289,559
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock:
Common stock, no par value, 590,000,000 shares authorized in 2014; 51,457,023 shares issued and outstanding at December 31, 2014	148,901	—
Class A common stock, $1.00 par value, 42,500,000 shares authorized; 1,657,500 shares issued and outstanding at December 31, 2013	—	—
Class B common stock, $1.00 par value, 807,000,000 shares authorized; 31,492,500 shares issued and outstanding at December 31, 2013	—	4
Class C common stock, $1.00 par value, 6,222,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital	9,893	4,186
Retained earnings (accumulated deficit)	5,354	(81,972)
Total Diplomat Pharmacy shareholders’ equity (deficit)	164,148	(77,782)
Noncontrolling interest	4,579	—
Total shareholders’ equity (deficit)	168,727	(77,782)
Total liabilities and shareholders’ equity (deficit)	$390,086	$211,777

Diplomat Pharmacy, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(dollars in thousands, except per share amounts)
Net sales	$612,075	$411,987	$2,214,956	$1,515,139
Cost of goods sold	(571,178)	(386,733)	(2,074,817)	(1,426,112)
Gross profit	40,897	25,254	140,139	89,027
Selling, general and administrative expenses	(42,226)	(22,623)	(127,556)	(77,944)
Income from operations	(1,329)	2,631	12,583	11,083
Other income (expense):
Interest expense	(899)	(542)	(2,528)	(1,996)
Change in fair value of redeemable common shares	1,200	(34,348)	9,073	(34,348)
Termination of existing stock redemption agreement	—	—	(4,842)	—
Equity loss and impairment of non-consolidated entities	(5,121)	(426)	(6,208)	(1,055)
Other	465	43	1,128	196
Total other income (expense)	(4,355)	(35,273)	(3,377)	(37,203)
Income (loss) before income taxes	(5,684)	(32,642)	9,206	(26,120)
Income tax benefit (expense)	2,329	—	(4,655)	—
Net income (loss)	(3,355)	(32,642)	4,551	(26,120)
Less: net loss attributable to noncontrolling interest	(225)	—	(225)	—
Net income (loss) attributable to Diplomat Pharmacy, Inc.	(3,130)	(32,642)	4,776	(26,120)
Net income (loss) allocable to preferred shareholders	(39)	—	458	—
Net income (loss) allocable to common shareholders	$(3,091)	$(32,642)	$4,318	$(26,120)

Net income (loss) per common share:
Basic	$(0.06)	$(0.98)	$0.12	$(0.79)
Diluted	$(0.06)	$(0.98)	$0.11	$(0.79)

Weighted average common shares outstanding:
Basic	49,418,581	33,141,500	35,990,122	33,141,500
Diluted	49,418,581	33,141,500	38,535,325	33,141,500

Pro forma data - (Unaudited)
Income (loss) before income taxes	$(5,684)	$(32,642)	$9,206	$(26,120)
Income tax benefit (expense)	2,431	(1,051)	(2,189)	(2,911)
Net income (loss)	(3,253)	(33,693)	7,017	(29,031)
Less: loss attributable to noncontrolling interest	(225)	—	(225)	—
Net income (loss) attributable to Diplomat Pharmacy, Inc.	(3,028)	(33,693)	7,242	(29,031)
Net income allocable to preferred shareholders	(38)	—	694	—
Net income (loss) allocable to common shareholders	$(2,990)	$(33,693)	$6,548	$(29,031)

Net income (loss) per common share:
Basic	$(0.06)	$(1.02)	$0.18	$(0.88)
Diluted	$(0.06)	$(1.02)	$0.17	$(0.88)

Diplomat Pharmacy, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2013
	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$4,551	$(26,120)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	8,139	3,934
Asset impairment	—	932
Change in fair value of redeemable common shares	(9,073)	34,348
Change in fair value of contingent consideration	6,121	—
Termination of existing stock redemption agreement	4,842	—
Share-based compensation expense	2,871	886
Equity loss and impairment of non-consolidated entities	6,208	1,055
Net provision for doubtful accounts	4,045	873
Amortization of debt issuance costs	366	204
Deferred income tax benefit	(1,295)	—
Excess tax benefits related to share-based awards	(3,689)	—
Loss on sale or disposal of property and equipment	132	13
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(43,130)	(29,774)
Inventories	(50,334)	(14,109)
Accounts payable	56,505	36,138
Other assets and liabilities	4,173	(2,153)
Net cash (used in) provided by operating activities	(9,568)	6,227
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(51,599)	(10,232)
Expenditures for capitalized software for internal use	(9,470)	(4,679)
Expenditures for property and equipment	(1,487)	(852)
Capital investment in and loans to non-consolidated entities	(4,000)	(4,500)
Net repayment (issuance) of related parties’ notes receivable	150	(69)
Net proceeds from sales of property and equipment	322	40
Net cash used in investing activities	(66,084)	(20,292)
Cash flows from financing activities:
Net (payments on) borrowings from line of credit	(62,622)	35,602
Payments on long-term debt	(25,542)	(10,540)
Proceeds from initial public offering, net of issuance costs	130,440	—
Proceeds from sale of preferred stock, net of transaction costs	101,815	—
Payments made to repurchase common stock	(53,400)	—
Payments made to repurchase stock options	(9,400)	—
Excess tax benefits related to share-based awards	3,689	—
Payment of debt issuance costs	(480)	(204)
Shareholder distributions	—	(1,684)
Net cash provided by financing activities	84,500	23,174
Net increase in cash and cash equivalents	8,848	9,109
Cash and cash equivalents, at beginning of year	9,109	—
Cash and cash equivalents, at end of year	$17,957	$9,109
Supplemental disclosures of cash flow information:
Issuance of common stock as partial consideration for a business acquisition	$12,000	$—
Removal of common stock redemption features	7,116	—
Cash paid for interest	2,248	1,793
Cash paid for income taxes	5,924	—

Adjusted EBITDA

The table below presents a reconciliation of net income (loss) to Adjusted EBITDA for the periods indicated:

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands) (Unaudited)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$(3,130)	$(32,642)	$4,776	$(26,120)
Depreciation and amortization	2,809	1,147	8,139	3,934
Interest expense	899	542	2,528	1,996
Income tax (benefit) expense	(2,329)	—	4,654	—
EBITDA	(1,751)	(30,953)	$20,098	$(20,190)

Share-based compensation expense	1,043	216	2,871	886
Contingent consideration and merger and acquisition related fees	5,464	328	7,238	677
Equity loss and impairment of non-consolidated entities	5,121	426	6,208	1,055
Other taxes and credits	1,424	—	1,005	—
IT operating leases	388	253	1,430	734
Change in fair value of redeemable common shares	(1,200)	34,348	(9,073)	34,348
Termination of existing stock redemption agreement	—	—	4,842	—
Severance and related fees	—	25	364	205
Private company expenses	—	119	180	222
Restructuring and impairment charges	—	1,033	—	1,033
Adjusted EBITDA	$10,489	$5,795	$35,163	$18,970

Adjusted EPS (diluted)

Below is a reconciliation of the Company’s pro forma diluted net income (loss) per common share to Adjusted EPS for the three and twelve months ended December 31, 2014 and 2013. We present this non-GAAP measure on a pro forma basis solely related to our change in income tax status in early 2014 from an S corporation to a C corporation, and give effect to our election to be a C corporation as if that decision was made effective January 1, 2013.

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per share) (Unaudited)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$(3,028)	$(33,693)	$7,242	$(29,031)
Amortization of acquisition-related intangible assets	1,789	—	$4,030	—
Change in contingent consideration	5,464	—	$6,121	—
Impairment of non-consolidated entities	4,869	—	$4,869	—
Income tax impact of adjustments	(5,184)	—	$(3,571)	—
Adjusted non-GAAP net income (loss)	$3,909	$(33,693)	$18,690	$(29,031)

Net income (loss) attributable to Diplomat Pharmacy, Inc.	$(0.06)	$(1.02)	$0.19	$(0.88)
Amortization of acquisition-related intangible assets	$0.03	—	0.10	—
Change in contingent consideration	$0.11	—	0.16	—
Impairment of non-consolidated entities	$0.10	—	0.13	—
Income tax impact of adjustments	$(0.10)	—	(0.09)	—
Adjusted EPS	$0.08	$(1.02)	$0.49	$(0.88)